                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
 Wells Fargo & Company

  We consent to the incorporation by reference in the proxy statement-prospectus included in this Registration Statement on Form S-4 of Wells Fargo & Company related to the acquisition of 1st Choice Financial Corp. of our report dated January 18, 2000, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.

/s/ KPMG LLP

San Francisco, California
April 19, 2000